UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2022

DYNATRACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39010		47-2386428
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

1601 Trapelo Road, Suite 116	Waltham	MA	02451
(Address of principal executive offices)			(Zip Code)
(617) 530-1000
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	DT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 27, 2022, Dynatrace, Inc. (the “Company”) appointed Alicia Allen to the position of Senior Vice President, Corporate Controller and Chief Accounting Officer, effective as of February 1, 2022. Ms. Allen will assume the duties of the Company’s principal accounting officer from Kevin Burns, who will remain in his roles as the Chief Financial Officer and principal financial officer of the Company.

Ms. Allen, 47, has served as the Company’s Vice President and Global Controller since February 2018. Prior to joining the Company, Ms. Allen served as Chief Accounting Officer of TI Fluid Systems plc, an automotive parts supplier listed on the London Stock Exchange, from January 2016 to February 2018. Prior to joining TI Fluid Systems plc, Ms. Allen held various positions at International Automotive Components Group from January 2011 to January 2016, including Vice President, Corporate Controller and Chief Accounting Officer from August 2012 to January 2016. Ms. Allen received a Bachelor of Business Administration degree from the University of Michigan and is a Certified Public Accountant.

In connection with Ms. Allen’s appointment, her annual salary was increased to $322,000 per year, she will be eligible to earn an annual bonus equal to 40% of her base salary measured and paid under the same terms as the bonuses for which the Company’s other executive officers are eligible, and management has recommended that the Compensation Committee grant to Ms. Allen RSUs having a grant day nominal value of $600,000, vesting over 4 years from the date of grant, 25% on the first anniversary of the date of grant and thereafter in 12 equal quarterly installments, subject to her continued employment.
The Company also entered into a new employment agreement with Ms. Allen in substantially the same form as that entered into with the other executive officers of the Company filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1/A filed on July 22, 2019 and incorporated herein by reference. Pursuant to the employment agreement, in the event that Ms. Allen’s employment is terminated without cause (as defined in the employment agreement), or if Ms. Allen terminates her employment for good reason (as defined in the employment agreement), and if she executes a separation and release agreement, the Company will be obligated to (i) pay her a cash severance payment equal to the sum of 12 months of her then-current base salary and the amount of any bonus earned in respect of the prior fiscal year that would have been paid if Ms. Allen’s employment had not been terminated, and (ii) if she elects healthcare continuation coverage under the law known as “COBRA,” pay up to 12 monthly payments equal to the monthly employer contribution that the Company would have made to provide health insurance to Ms. Allen if she had remained employed. If Ms. Allen’s employment is terminated by the Company without cause or Ms. Allen terminates her employment for good reason either 3 months before or during the 12-month period after a change of control, and if she executes a separation and release agreement, the Company will be obligated to (i) pay her a lump-sum cash severance payment equal to the sum of 18 months of her then-current base salary and the amount of any bonus earned in respect of the prior fiscal year that would have been paid if Ms. Allen’s employment had not been terminated, and (ii) accelerate all of her unvested equity awards as of the later of (A) the date of termination or (B) the effective date of a separation and release agreement, and (iii) if she elects healthcare continuation coverage under COBRA, pay up to 18 monthly payments equal to the monthly employer contribution that the Company would have made to provide health insurance to Ms. Allen if she had remained employed. The foregoing summary description of the material terms of Ms. Allen’s employment agreement does not purport to be complete and is qualified in its entirety by the actual terms of the employment agreement.

The Company also entered into an indemnification agreement with Ms. Allen in connection with her appointment in substantially the same form as that entered into with the other executive officers of the Company filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1/A filed on July 22, 2019 and incorporated herein by reference.

There are no family relationships between Ms. Allen and any of the directors or executive officers of the Company, and there are no transactions in which Ms. Allen has an interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Ms. Allen and any other person pursuant to which Ms. Allen was appointed to her current position with the Company.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2022	Dynatrace, Inc.

	By:	/s/ Kevin C. Burns
Kevin C. Burns
Chief Financial Officer & Treasurer
(Principal Financial Officer)